Exhibit 10.23(a)

RELIANT PHARMACEUTICALS, INC.

110 Allen Road

Liberty Corner, NJ 07938

April 13, 2005

The Lenders party to that certain Third-Lien Loan and Guaranty Agreement dated as of the date hereof, among Reliant Pharmaceuticals, Inc. (“Borrower”), certain Subsidiaries of Reliant Pharmaceuticals, Inc., the lenders party thereto and Goldman Sachs Credit Partners L.P., as Administrative Agent and Collateral Agent (as amended, restated, supplemented and otherwise modified from time to time, the “Third-Lien Credit Agreement”)

Re:	Additional Warrants

Ladies and Gentlemen:

Reference is made to the Third-Lien Credit Agreement (capitalized terms used herein without definition shall be used as defined in the Third-Lien Credit Agreement). On the earliest to occur of (i) the consummation of a Change of Control and (ii) the Maturity Date, the Borrower will issue to the Lenders, pro rata in accordance with their respective Commitments, warrants (the “Additional Warrants”) in form similar to the Warrant Agreement to acquire that number of shares of common stock of the Borrower sufficient to generate a compound annual return to the Lenders of 19% (the “Target Return”) under (i) the Third-Lien Credit Agreement (including, without limitation, the interest rate received thereunder and any applicable call premium) and (ii) the intrinsic value of those warrants issued to the Lenders in respect of amounts funded as of the date of determination (the “Closing Date Warrants”). The negative difference (if any) between the Target Return and the annual return generated by clauses (i) and (ii) above is referred to as the “Shortfall”. The value used in calculating the number of Additional Warrants to be issued will be the Black-Scholes value.

The foregoing notwithstanding, in the event that the number of shares of common stock underlying the Closing Date Warrants plus the Additional Warrants (the “Total Underlying Shares”) exceeds 1,100,000, the number of Additional Warrants shall be automatically reduced (pro rata among the Lenders in accordance with the Commitments) to bring the number of Total Underlying Shares to 1,100,000. The Additional Warrants shall be exercisable at any time on or prior to the tenth anniversary of the date hereof at a price to be determined by the Board of Directors of the Borrower (the “Board”) at the time of issuance (expected to be at fair market value) and will be transferable separately from the Lenders’ interest in the Loan (but subject to the Borrower’s stockholders agreement). To the extent the Company is free to make cash payments to the Warrant holders, the Board, in its discretion, may elect to make up all or a portion of the Shortfall in cash.

This letter regarding Additional Warrants is for the benefit of the Lenders (and their permitted successors and assigns) and may be enforced by the Lenders as if they were parties hereto.

Sincerely,

RELIANT PHARMACEUTICALS, INC.

By:	/s/ Robert Ferguson III
Name:	Robert Ferguson III
Title:	CFO

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